Exhibit 5.3

CLIFFORD CHANCE

SOCIETE EN COMMANDITE SIMPLE,

INSCRITE AU BARREAU DE LUXEMBOURG

10 BOULEVARD G.D. CHARLOTTE

B.P. 1147

L-1011 LUXEMBOURG

GRAND-DUCHÉ DE LUXEMBOURG

TEL +352 48 50 50 1

FAX +352 48 13 85

www.cliffordchance.com

CLIFFORD CHANCE OPINION LETTER

(LUXEMBOURG LAW)

USD 4,000,000,000 1.900% NOTES DUE 2019, USD

7,500,000,000 2.650% NOTES DUE 2021, USD 6,000,000,000

3.300% NOTES DUE 2023, USD 11,000,000,000 3.650%

NOTES DUE 2026, USD 6,000,000,000 4.700% NOTES DUE

2036, USD 11,000,000,000 4.900% NOTES DUE 2046 AND

USD 500,000,000 FLOATING RATE NOTES DUE 2021, ALL

ISSUED BY ANHEUSER-BUSCH INBEV FINANCE INC.

- i-

Our reference: 70-

40581927/MM/ZDI/GPA

Marc.Mehlen@cliffordchance.com

25 January 2016

To:         Anheuser-Busch InBev Finance Inc. as

issuer of the Notes (as defined below )

1209 Orange Street, Wilmington

Delaware 19801, United States of America

the “Addressee”

Dear Sirs

USD 4,000,000,000 1.900% notes due 2019 (the “2019 Notes”), USD 7,500,000,000 2.650% notes due 2021 (the “2021 Notes”), USD 6,000,000,000 3.300% notes due 2023 (the “2023 Notes”), USD 11,000,000,000 3.650% notes due 2026 (the “2026 Notes”), USD 6,000,000,000 4.700% notes due 2036 (the “2036 Notes”), USD 11,000,000,000 4.900% notes due 2046 (the “2046 Notes”) and USD 500,000,000 floating rate notes due 2021 (the “Floating Rate Notes”) (collectively the “Notes”), all issued by the Addressee

We have acted as Luxembourg legal advisers of Anheuser-Busch InBev SA/NV (“ABI”) and the Luxembourg Obligors in connection with the issuance of the Notes (the “Transaction”).

1.	INTRODUCTION

1.1	Transaction Documents

The opinions given in this opinion letter (the “Opinion Letter”) relate to the following documents entered into in connection with the Transaction (the “Transaction Documents”):

1.1.1

A New York law governed base indenture dated 25 January 2016, between, amongst others, the Addressee as issuer, ABI as parent guarantor, each Luxembourg Obligor as subsidiary guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Trustee”), (the “Base Indenture”).

1.1.2

A New York law governed supplemental indenture dated 25 January 2016 and entered into between, among others, the Addressee as issuer, ABI as parent guarantor, each Luxembourg Obligor as subsidiary guarantor and the Trustee, with respect to the 2019 Notes, in relation to the Base Indenture.

1.1.3

A New York law governed supplemental indenture dated 25 January 2016 and entered into between, among others, the Addressee as issuer, ABI as parent guarantor, each Luxembourg Obligor as subsidiary guarantor and the Trustee, with respect to the 2021 Notes, in relation to the Base Indenture.

1.1.4

A New York law governed supplemental indenture dated 25 January 2016 and entered into between, among others, the Addressee as issuer, ABI as parent guarantor, each Luxembourg Obligor as subsidiary guarantor and the Trustee, with respect to the 2023 Notes, in relation to the Base Indenture.

1.1.5

A New York law governed supplemental indenture dated 25 January 2016 and entered into between, among others, the Addressee as issuer, ABI as parent guarantor, each Luxembourg Obligor as subsidiary guarantor and the Trustee, with respect to the 2026 Notes, in relation to the Base Indenture.

1.1.6

A New York law governed supplemental indenture dated 25 January 2016 and entered into between, among others, the Addressee as issuer, ABI as parent guarantor, each Luxembourg Obligor as subsidiary guarantor and the Trustee, with respect to the 2036 Notes, in relation to the Base Indenture.

1.1.7

A New York law governed supplemental indenture dated 25 January 2016 and entered into between, among others, the Addressee as issuer, ABI as parent guarantor, each Luxembourg Obligor as subsidiary guarantor and the Trustee, with respect to the 2046 Notes, in relation to the Base Indenture.

1.1.8

A New York law governed supplemental indenture dated 25 January 2016 and entered into between, among others, the Addressee as issuer, ABI as parent guarantor, each Luxembourg Obligor as subsidiary guarantor and the Trustee, with respect to the Floating Rate Notes, in relation to the Base Indenture.

1.1.9

A New York law governed pricing agreement dated 13 January 2016 and entered into between, among others, the Addressee as issuer, each Luxembourg Obligor as subsidiary guarantor and Barclays Capital Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives of the underwriters (the “Representatives”), and the schedules and exhibits thereto (the “Pricing Agreement”).

1.1.10

The New York law governed guarantees relating to, and endorsed to the Notes and entered into between among others, each Luxembourg Obligor as subsidiary guarantor and ABI as parent guarantor on 25 January 2016 (the “Guarantees”).

We have further reviewed the following documents entered into in connection with the Transaction:

1.1.1	The form F-3 registration statement, including the base prospectus dated 21 December 2015 filed with the Securities and Exchange Commission (the “Registration Statement”).

1.1.2	The preliminary prospectus supplement dated 13 January 2016, in relation to the Notes.

1.1.3	The final prospectus supplement dated 13 January 2016, in relation to the Notes.

1.2	Defined terms and Interpretation

Terms defined in the Transaction Documents shall have the same meaning in this Opinion Letter, unless otherwise defined herein (and in particular in paragraph 1.1 (Transaction Documents) and in Schedule 1 (Definitions)).

Headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation.

In this Opinion Letter, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This Opinion Letter may therefore only be relied upon under the express condition that any issues of interpretation arising thereunder will be governed by Luxembourg law.

1.3	Legal review

We have not reviewed any documents other than the Transaction Documents and the Corporate Documents, and this Opinion Letter does not purport to address any legal issues that arise in relation to such other documents that may be or come into force between the Parties, even if there is a reference to any such documents in the Transaction Documents or the Corporate Documents or on the impact such documents may have on the opinions expressed in this Opinion Letter.

1.4	Applicable law

The opinions given in this Opinion Letter are confined to and given on the basis of Luxembourg law as currently applied by the Luxembourg courts as evidenced in published case-law. We have made no independent investigation of any other laws for the purpose of this Opinion Letter and do not express or imply any opinion in relation to any such laws. In particular, as Luxembourg qualified lawyers we are not qualified nor in a position to assess the meaning and consequences of the terms of the Transaction Documents under the relevant foreign governing or applicable law and we have made no investigation into such laws as a basis for the opinions expressed hereafter and do not express or imply any opinion thereon, including in relation to any implied terms, statutory provisions referred to therein or any other consequences arising from the entry into or performance under the Transaction Documents under such laws. Accordingly, our review of the Transaction Documents has been limited to the terms of such documents as they appear on the face thereof without reference to their respective governing laws or any other applicable law (other than Luxembourg law).

The opinions given in this Opinion Letter are given on the basis that it is governed by and construed in accordance with the laws of Luxembourg and will be subject to the jurisdiction of the courts of Luxembourg.

1.5	Assumptions and Reservations

The opinions given in this Opinion Letter are given on the assumptions set out in Schedule 4 (Assumptions) and are subject to the reservations set out in Schedule 5 (Reservations). The opinions given in this Opinion Letter are strictly limited to the matters stated in paragraph 2 (Opinions) and do not extend to any other matters.

2.	OPINIONS

We are of the opinion that:

2.1	Corporate existence

Brandbev is a company incorporated and existing in Luxembourg as a société à responsabilité limitée. Brandbrew is a company incorporated and existing in Luxembourg as a société anonyme.

2.2	Capacity and Authorisation

2.2.1

Each Luxembourg Obligor has the capacity and power to enter into each of the Transaction Documents to which it is a party and to exercise its rights and to perform its obligations under those Transaction Documents.

2.2.2	All necessary corporate action has been taken to enable the Luxembourg Obligors validly to enter into and to perform their obligations under the Transaction Documents to which they are a party.

2.3	Due execution

Each of the Luxembourg Obligors has duly executed the Transaction Documents to which it is a party.

2.4	No conflict

Neither the entry by each Luxembourg Obligor into the Transaction Documents to which it is a party nor the performance by each Luxembourg Obligor of its obligations under those Transaction Documents constitute a violation of its Constitutional Documents, nor conflict with or otherwise breach Luxembourg laws generally applicable to companies.

2.5	Legal, valid, binding and enforceable obligations

The obligations expressed to be assumed by the Luxembourg Obligors in the Transaction Documents to which they are a party would, if analysed by a Luxembourg court in proceedings commenced in Luxembourg, be recognised by a Luxembourg court as their legal, valid and binding obligations, enforceable in accordance with their terms.

2.6	Governing law

The choice of the governing law expressed in the Transaction Documents will be recognised and given effect by the courts of Luxembourg (i) where the choice relates to contractual obligations, in accordance with, and subject to the provisions of the Rome I Regulation and (ii) if and to the extent the choice relates to non-contractual obligations in accordance with, and subject to the provisions of the Rome II Regulation and, in each case, in accordance with and subject to, the corresponding Luxembourg procedural and substantive law.

2.7	Jurisdiction

The submission by the Luxembourg Obligors to the jurisdiction of the Relevant Courts contained in the Transaction Documents is valid and binding (upon their terms) and a final judgment obtained in the Relevant Courts on or in respect of the Transaction Documents will be recognised and enforced by the courts of Luxembourg in accordance with general provisions of Luxembourg procedural law for the enforcement of foreign judgments originating from countries which are not bound by Regulation 1215/2012 and which are not parties to the Lugano Convention. Pursuant to such rules, a Relevant Judgment would not directly be enforceable in Luxembourg. However, a Party who obtains a Relevant Judgment may initiate enforcement proceedings in Luxembourg (exequatur), by requesting the enforcement of such Relevant Judgment from the District Court (Tribunal d’Arrondissement), pursuant to Section 678 of the Luxembourg New Code of Civil Procedure. The District Court will authorise the enforcement in Luxembourg of the Relevant Judgment without re-examination of the merits, if it is satisfied that the following conditions are met:

(a)	the Relevant Judgment is enforceable (exécutoire) in the respective jurisdiction of the Relevant Courts;

(b)	the assumption of jurisdiction (compétence) of the Relevant Courts is founded according to Luxembourg private international law rules;

(c)	the Relevant Court has acted in accordance with its own procedural rules and has applied to the dispute the substantive law which would have been applied by Luxembourg courts;

(d)

the principles of fair trial and due process have been complied with and in particular the judgment was granted following proceedings where the counterparty had the opportunity to appear, and if appeared, to present a defence; and

(e)	the Relevant Judgment does not contravene Luxembourg public policy and has not been obtained fraudulently.

2.8	No further acts

No further acts or conditions are required by Luxembourg law to be done, fulfilled and performed in order (a) to enable the Luxembourg Obligors lawfully to enter into, and perform the obligations expressed to be assumed by them in the Transaction Documents to which they are a party and (b) to make the Transaction Documents admissible in evidence in Luxembourg.

2.9	Registration and documentary duties

It is not necessary that the Transaction Documents be filed, recorded or enrolled with any court or other authority in Luxembourg or that any stamp, registration or similar tax be paid on or in relation to the Transaction Documents.

2.10	License to carry on business

2.10.1

It is not necessary under the laws of Luxembourg that the Representatives or the Trustee be licensed, qualified or authorised to carry on business in Luxembourg (i) by reason of the execution of the Transaction Documents or (ii) in order to enable the Representatives or the Trustee to enforce their respective rights under the Transaction Documents. This opinion does not apply to the Representatives or the Trustee if they have their respective registered office, principal place of management, an establishment or a branch in Luxembourg or otherwise operating in this jurisdiction.

2.10.2

The Representatives and the Trustee are not deemed to be resident, domiciled or carrying on business or resident for tax purposes in Luxembourg solely by reason of the execution, performance or enforcement of the Transaction Documents, except that the enforcement of the Transaction Documents may require an election of domicile in case of Luxembourg court proceedings for the purpose thereof.

2.11	Immunity

In any proceedings taken in Luxembourg in relation to the Transaction Documents, the Luxembourg Obligors will not be entitled to claim general immunity from suit, execution, attachment or other legal process.

2.12	Pari passu ranking

The obligations (other than any obligations subordinated in accordance with the terms of the relevant Transaction Documents) of the Luxembourg Obligors under the Transaction Documents to which they are a party constitute their direct, general and unconditional obligations and rank at least pari passu with all other present or future unsecured and unsubordinated indebtedness of the Luxembourg Obligors.

3.	NO INSOLVENCY PROCEEDINGS

According to the Negative Certificates, no Judicial Decision opening Judicial Proceedings against any of the Luxembourg Obligors has been registered with the RCS on the date stated therein. The Negative Certificates do not indicate whether a Judicial Decision has been taken or a Judicial Proceeding has been opened. The registration of a Judicial Decision must be requested by the legally determined persons at the latest one month after the Judicial Decision has been rendered. As a consequence a delay exists between the moment where the event rendering the registration with the RCS necessary occurs and the actual registration of the Judicial Decision in the RCS. It may furthermore not be excluded that no registration has occurred during the legally prescribed period of one month if no request for registration has been made. As a consequence the Negative Certificates are not conclusive as to the opening and existence or not of Judicial Decisions or Judicial Proceedings and should not be relied upon as such. The Negative Certificates do, for the avoidance of doubt, not purport to indicate whether or not a petition or order for any of the Judicial Proceedings has been presented or made.

4.	SCOPE OF OPINION

We have not been responsible for advising any party to the Transaction other than ABI and the Luxembourg Obligors and the delivery of this Opinion Letter to any person other than ABI and the Luxembourg Obligors does not evidence an existence of any such advisory duty on our behalf to such person.

We express no opinion as to any taxation matters or transfer pricing matters generally or liability to tax which may arise or be suffered as a result of or in connection with the Transaction Documents or the Transaction other than as mentioned in paragraph 2.10 (Registration and documentary duties) or on the impact which any tax laws may have on the opinions expressed in this Opinion Letter.

No opinion (except to the extent expressly opined upon herein) is expressed or implied in relation to the accuracy of any representation or warranty given by or concerning any of the parties to the Transaction Documents or whether such parties or any of them have complied with or will comply with any covenant or undertaking given by them or any obligations binding upon them. No opinion is expressed or implied in this Opinion Letter in relation to (i) any notes issued from time to time under the Base Indenture or their respective issuances or (ii) any guarantees issued from time to time under the Base Indenture (other than the Guarantees (as defined in paragraph 1.1.10 hereof), but only to the extent expressly opined upon herein).

Except in as far as the entry by the Luxembourg Obligors into and the performance by the Luxembourg Obligors of their obligations under the Transaction Documents is concerned, we express no opinion on any applicable licensing or similar requirements.

We express no opinion on the applicability of the Regulation (EU) No 648/2012 of the European Parliament and of the Council of 4 July 2012 on OTC derivatives, central counterparties and trade repositories or any delegated or implementing regulations (together the “EMIR Regulations”), of Regulation (EU) No 909/2014 of the European Parliament and of the Council of 23 July 2014 on improving securities settlement in the European Union and on central securities depositories and amending Directives 98/26/EC and 2014/65/EU and Regulation (EU) No 236/2012 or implementing regulations (together the “CSD Regulations”) or of Regulation (EU) 2015/2365 of the European Parliament and of the Council of 25 November 2015 on transparency of securities financing transactions and of reuse and amending Regulation (EU) No 648/2012 or implementing regulations (“SFTR Regulations”) or any obligations arising for the parties pursuant to each of the EMIR Regulations, the CSD Regulations and the SFTR Regulations.

This Opinion Letter does not contain any undertaking to update it or to inform the Addressee of any changes in the laws of Luxembourg or any other laws which would affect the content thereof in any manner.

5.	ADDRESSEE AND PURPOSE

This Opinion Letter is provided in connection with the Transaction and is addressed to and is solely for the benefit of the Addressee. It may not, without our prior written consent, be relied upon for any other purpose or be disclosed to or relied upon by any other person save that it may be disclosed without such consent to any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceedings, on the basis that (i) such disclosure is made solely to enable any such person to be informed that an opinion has been given and to be made aware of its terms but not for the purposes of reliance, and (ii) we do not assume any duty or liability to any person to whom such disclosure is made and in preparing this opinion we only had regard to the interests of our client(s).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

CLIFFORD CHANCE

/s/ Marc Mehlen

Marc Mehlen*

Avocat à la Cour

*The undersigned is acting as manager of Clifford Chance GP, the general partner of Clifford Chance.

SCHEDULE 1

DEFINITIONS

“Approved Documents” means, in respect of each Luxembourg Obligor, the following documents to be entered into or issued by (as the case may be) such Luxembourg Obligor each time there is an issuance of new notes under the Base Indenture and which notes are to be guaranteed by such Luxembourg Obligor:

-	the Prospectus Supplement (as defined in the Board Resolutions),

-	one or more supplemental indenture(s),

-	a pricing agreement,

-	the Guarantees (as defined in the Board Resolutions), and

-	all other documents relating to the abovementioned notes and/or the Guarantees (as defined in the Board Resolutions).

“Authorised Signatories” means, in respect of each Luxembourg Obligor, the persons defined as such under the heading Board Resolutions in paragraph 2 of Schedule 3 (Documents).

“Board Resolutions” means, in respect of each Luxembourg Obligor, the board resolutions listed under the heading Board Resolutions in paragraph 2 of Schedule 3 (Documents).

“Constitutional Documents” means, in respect of each Luxembourg Obligor, the constitutional documents listed under the heading Constitutional Documents in paragraph 2 of Schedule 3 (Documents).

“Corporate Documents” means the documents listed in paragraph 2 of Schedule 3 (Documents).

“Directive 2006/43/EC” means Directive 2006/43/EC of the European Parliament and of the Council of 17 May 2006 on statutory audits of annual accounts and consolidated accounts, as amended.

“Excerpts” means all of the excerpts listed under the headings Excerpts in paragraph 2 of Schedule 3 (Documents).

“Financial Collateral Law” means the Luxembourg law dated 5 August 2005 on financial collateral arrangements, as amended.

“Judicial Decision” means any judicial decision opening Judicial Proceedings.

“Judicial Proceedings” means one of the judicial proceedings referred to in article 13, items 2 to 11 of the RCS Law, including in particular, bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings.

“Law on Commercial Companies” means the Luxembourg law dated 10 August 1915 on commercial companies, as amended.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Obligors” means each of the companies specified in Schedule 2 (Luxembourg Obligors).

“Negative Certificates” means all of the negative certificates listed under the heading Negative Certificates in paragraph 2 of Schedule 3 (Documents).

“Other Party” means each party to the Transaction Documents other than the Luxembourg Obligors.

“Parties” means all of the parties to the Transaction Documents.

“RCS” means the Luxembourg register of commerce and companies.

“RCS Law” means the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended.

“Regulation 1346/2000” means Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings, as amended.

“Regulation 1215/2012” means Regulation (EU) No 1215/2012 of the European Parliament and of the Council of 12 December 2012 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters (recast).

“Regulation 537/2014” means Regulation (EU) No 537/2014 of the European Parliament and of the Council of 16 April 2014 on specific requirements regarding statutory audit of public-interest entities.

“Relevant Courts” means New York State court or United States federal court sitting in the Borough of Manhattan in the city of New York.

“Relevant Judgment” means an enforceable judgment rendered by a Relevant Court.

“Rome I Regulation” means Council Regulation (EC) No 593/2008 of 17 June 2008 on the law applicable to contractual obligations.

“Rome II Regulation” means Council Regulation (EC) No 864/2007 of 11 July 2007 on the law applicable to non-contractual obligations.

“Supplemental Indentures” means collectively the Transaction Documents under paragraphs 1.1.2 to and including 1.1.8.

SCHEDULE 2

LUXEMBOURG OBLIGORS

Brandbev S.à r.l., a société à responsabilité limitée, having its registered office at 5, Rue Gabriel Lippmann, L-5365 Münsbach, Luxembourg, registered with the RCS under number B 80.984 (“Brandbev”).

Brandbrew S.A., a société anonyme having its registered office at 5, Rue Gabriel Lippmann, L-5365 Münsbach, Luxembourg, registered with the RCS under number B 75.696 (“Brandbrew”).

SCHEDULE 3

DOCUMENTS

We have reviewed only the following documents for the purposes of this Opinion Letter.

1.	TRANSACTION AND ANCILLARY DOCUMENTS

Executed copies of each of the Transaction Documents.

2.	CORPORATE DOCUMENTS

2.1	Relating to Brandbev:

(a)	Constitutional Documents

A copy of its articles of association dated 28 May 2015.

(b)	Board Resolutions

A copy of the written resolutions of its board of managers dated 8 January 2016 and approving the entry into or the issuance (as the case may be) by Brandbev of the Approved Documents and the Base Indenture and authorising (i) any manager of Brandbev appointed from time to time, including, Gert Bert Maria Magis, Yannick Bomans, Yann Callou and (ii) each of Carlos Brito, Felipe Dutra, Sabine Chalmers, Augusto Lima, Maria Rocha Barros, Robert Golden, Ben Graham, Andrew Murray, René Paula, Martim Della Valle, Fernando Tennenbaum, Matthew Amer, Suma Prasad, Lucas Lira, Craig Katerberg, John Blood, Benoit Loore, Jan Vandermeersch, Gert Boulange, Daan Siero, Ann Randon, Patricia Frizo, Christine Delhaye, Octavio Chino, Guillaume Delle Vigne and Guilherme Strano Castellan, each acting individually and with full power of substitution (collectively the “Authorised Signatories”) to execute the Approved Documents and the Base Indenture on its behalf.

(c)	Excerpt

An excerpt from the RCS dated 25 January 2016.

(d)	Negative Certificate

A certificate from the RCS dated 25 January 2016 stating that as of 24 January 2016, no Judicial Decision has been registered with the RCS by application of article 13, items 2 to 11 and 13 and article 14 of the RCS Law, according to which Brandbev would be subject to Judicial Proceedings.

2.2	Relating to Brandbrew:

(a)	Constitutional Documents

A copy of its coordinated articles of association dated 28 November 2013.

(b)	Board Resolutions

A copy of the written resolutions of its board of directors dated 8 January 2016 and approving the entry into or the issuance (as the case may be) by Brandbrew of the Approved Documents and the Base Indenture and authorising (i) any director of Brandbrew appointed from time to time, including, Gert Bert Maria Magis, Octavio Chino, Yann Callou, Yannick Bomans and (ii) each of Carlos Brito, Felipe Dutra, Sabine Chalmers, Augusto Lima, Maria Rocha Barros, Robert Golden, Ben Graham, Andrew Murray, René Paula, Martim Della Valle, Fernando Tennenbaum, Matthew Amer, Suma Prasad, Lucas Lira, Craig Katerberg, John Blood, Benoit Loore, Jan Vandermeersch, Gert Boulange, Daan Siero, Ann Randon, Patricia Frizo, Christine Delhaye, Octavio Chino, Guillaume Delle Vigne and Guilherme Strano Castellan, each acting individually and with full power of substitution (collectively the “Authorised Signatories”) to execute the Approved Documents and the Base Indenture on its behalf.

(c)	Excerpt

An excerpt from the RCS dated 25 January 2016.

(d)	Negative Certificate

A certificate from the RCS dated 25 January 2016 stating that as of 24 January 2016, no Judicial Decision has been registered with the RCS by application of article 13, items 2 to 11 and 13 and article 14 of the RCS Law, according to which Brandbrew would be subject to Judicial Proceedings.

SCHEDULE 4

ASSUMPTIONS

The opinions expressed in this Opinion Letter have been made on the following assumptions which are made both on the date of this Opinion Letter and on the date where the Transaction Documents have been entered into and for any time period in between such dates.

1.	ORIGINAL AND GENUINE DOCUMENTATION

(a)	All signatures and seals are genuine, all original documents are authentic and all copy documents are complete and conform to the originals.

(b)	The legal capacity of all managers, directors and any other authorised signatories.

(c)	The persons purported to have signed have in fact signed.

(d)	The Transaction Documents have been signed on behalf of each of the Luxembourg Obligors respectively by one of its Authorised Signatories.

(e)	Any Transaction Document listed in Schedule 3 (Documents) has been executed on the date specified in that document by all parties to it.

(f)	The Transaction Documents have been executed in the form reviewed by us.

2.	OTHER PARTIES

(a)	Each Other Party is duly incorporated or organised and validly existing.

(b)	Each Other Party has validly entered into the Transaction Documents to which it is a party.

3.	FOREIGN LAWS

(a)

All obligations under the Transaction Documents are valid, legally binding upon, validly perfected where required, and enforceable against, the Parties as a matter of all relevant laws (other than, but only to the extent opined upon herein, the laws of Luxembourg), most notably the expressed governing law, and the choice of such governing law is valid and enforceable as a matter of that governing law and all other laws (other than, but only to the extent opined upon herein, Luxembourg law), and there is no provision of the laws of any relevant jurisdiction (other than, but only to the extent opined upon herein, Luxembourg) that would have a bearing on the foregoing.

(b)	The provisions relating to choice of jurisdiction contained in the Base Indenture are part of each of the Supplemental Indentures and the Guarantees as a matter of New York law.

(c)	The choice of law and choice of jurisdiction provisions of the Underwriting Agreement are part of the Pricing Agreement as a matter of New York law.

(d)

As a matter of New York State law, the jurisdiction clause set forth in Section 114 of the Base Indenture, and which is also applicable to each of the Supplemental Indentures and as a governing term of the Guarantees, is non-exclusive for all parties thereto.

(e)

Any choice of jurisdiction, other than a choice of the courts of Luxembourg, is legal, valid, binding and enforceable as a matter of the law governing the relevant clause, the laws of the jurisdiction of the designated courts and all other relevant laws (other than, but only to the extent opined upon herein, Luxembourg law).

(f)

All acts, conditions or things required to be fulfilled, performed or effected in connection with the Transaction Documents under the laws of any jurisdiction other than Luxembourg have been duly fulfilled, performed and effected.

(g)	There are no provisions of the laws of any jurisdiction other than Luxembourg that would adversely affect the opinions expressed in this Opinion Letter.

4.	NOTES

(a)

The Notes will not be the subject of a public offering in any jurisdiction, and in particular, in Luxembourg, for the purposes of the Luxembourg law dated 10 July 2005 on prospectus for securities, as amended from time to time (the “Prospectus Law”) and implementing Directive 2003/71/EC of the European Parliament and of the Council of November 4, 2003 on the prospectus to be published when securities are offered to the public or admitted to trading, as amended from time to time (the “Prospectus Directive”), and that no form of application, advertisement or other material relating to the Notes is distributed or published in Luxembourg.

(b)

The Notes are not and will not be listed and admitted to trading on a regulated market within the meaning of the Prospectus Law and/or the Prospectus Directive, and that the Notes will not be listed in Luxembourg.

(c)	None of the Representatives or the Trustee is incorporated or established in Luxembourg.

5.	SECURITY

No security interest is created or purported to be created under the Transaction Documents.

6.	CORPORATE MATTERS

(a)	There have been no amendments to the Constitutional Documents.

(b)	The Excerpts are true, accurate and up to date both on the date of this Opinion Letter and on the date on which the Board Resolutions have been adopted.

(c)

The Negative Certificates are correct and up-to-date and all decisions and acts, the publication of which is required by applicable laws (including the RCS Law and the Law on Commercial Companies) have been duly registered within the applicable legal time periods with the RCS.

(d)	The Board Resolutions have been validly taken and all statements made therein are true, accurate and up-to-date.

(e)	The Board Resolutions, including the powers granted therein, have not been amended or rescinded and are in full force and effect.

(f)

None of the Luxembourg Obligors is subject to bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite), court ordered liquidation (liquidation judiciaire) or reorganisation, voluntary dissolution or liquidation (dissolution ou liquidation volontaire) or any similar procedure affecting the rights of creditors generally, whether under Luxembourg or any other law.

(g)

The place of the central administration (siège de l’administration centrale or siège de direction effective) and the centre of main interests of each Luxembourg Obligor is located at its registered office (siège statutaire) in Luxembourg and no Luxembourg Obligor has an establishment outside Luxembourg (each such terms as defined respectively in the Regulation 1346/2000 or domestic Luxembourg law).

(h)	The entry into, the execution of and the performance under the Transaction Documents is in the corporate interest of the Luxembourg Obligors.

(i)

The Parties entered into the Transaction Documents with bona fide commercial intent, at arm’s length and without any fraudulent intent or any intention to deprive of any benefit any other persons or parties (including creditors) or to breach or circumvent any applicable mandatory laws or regulations of any jurisdiction.

(j)	No moneys raised under or pursuant to the issuance of the Notes have been or will be used to finance or refinance an acquisition of or subscription to shares in Brandbrew.

7.	NO OTHER DOCUMENTS

Save for those listed in Schedule 3 (Documents), there is no other agreement, instrument or other arrangement between any of the Parties which modifies or supersedes any of the Transaction Documents.

SCHEDULE 5

RESERVATIONS

The opinions expressed in this Opinion Letter are subject to the following reservations.

1.	LIMITATIONS ARISING FROM INSOLVENCY LAW

The rights and obligations of the Parties under the Transaction Documents may be limited and the opinions expressed in this Opinion Letter may be affected by general principles and specific provisions of bankruptcy, insolvency, liquidation, reorganisation, resolution, administration, reconstruction or other laws affecting the enforcement of creditors’ rights generally. In particular, but without limitation, it is to be noted that:

(a)

during a gestion contrôlée (controlled management) procedure under the Grand-Ducal decree dated 24 May 1935 on the procedure of gestion contrôlée, the rights of secured creditors are frozen until a final decision has been taken by the court as to the petition for controlled management and may be affected thereafter by any reorganisation order given by the competent court. Furthermore, declarations of default and subsequent acceleration (such as an acceleration upon the occurrence of an event of default) will not be enforceable against reorganisation or liquidation orders given by a court, subject in each case to any exceptions established under Regulation 1346/2000 where applicable;

(b)

the effects of Luxembourg insolvency proceedings opened over a Luxembourg Obligor by a Luxembourg court would apply to all assets wherever situated, including assets located or deemed to be located outside Luxembourg, (except insofar Regulation 1346/2000 establishes any exceptions) and as a matter of Luxembourg law, the Luxembourg bankruptcy receiver appointed by the Luxembourg court would be empowered to take control over all assets of the Luxembourg Obligor wherever situated, including property located abroad, upon the conditions and to the extent provided for under Luxembourg insolvency laws and, with respect to the scope of Regulation 1346/2000, upon the terms thereof;

(c)	restrictions on the enforcement of its rights against other Parties imposed on the Luxembourg Obligor may cease to be effective upon the bankruptcy of the Luxembourg Obligor;

(d)

any power of attorney and mandate, as well as any other agency provisions granted and all appointments of agents made by the Luxembourg Obligors (including any appointments made by way of security), explicitly or by implication, will terminate by law and without notice upon the Luxembourg Obligors’ bankruptcy (faillite) or judicial winding-up (liquidation judiciaire), and become ineffective upon the Luxembourg Obligors entering controlled management and suspension of payments (gestion contrôlée et sursis de paiement) (in both cases except in very limited circumstances); and

(e)

the filing of claims and the taking of actions by the Trustee on behalf of the Representatives and other Parties may require the execution of additional documentation, such as, in case of the filing of a proof of claim in insolvency proceedings, a specific power of attorney.

2.	ENFORCEABILITY OF CLAIMS

(a)	The rights and obligations of the Parties under the Transaction Documents may be limited by general principles of criminal law, including but not limited to criminal freezing orders.

(b)	Periods of grace for the performance of its obligations may be granted by the courts to a debtor who has acted in good faith.

(c)	Rights may not be exercised in an abusive manner, and a Party may be denied the right to invoke a contractual right if so doing was abusive.

(d)

Specific creditors benefit from privileged rights by virtue of Luxembourg law and may take precedence over the rights of other secured or unsecured creditors. For instance, the Luxembourg tax authorities, the Luxembourg social security institutions and the salaried employees benefit from a general privilege over movables in relation to specific claims determined by law; this general privilege in principle takes precedence over the privilege of any other secured creditors.

(e)	The remuneration of an agent or intermediary may be subject to review and reduction by a Luxembourg court if considered excessive in light of the circumstances.

(f)

Whilst, in the event of any proceedings being brought in a Luxembourg court in respect of a monetary obligation expressed to be payable in a currency other than Euro, a Luxembourg court would have power to give judgment expressed as an order to pay a currency other than Euro, enforcement of the judgment against any Party in Luxembourg would be available only in Euro and for such purposes all claims or debts would be converted into Euro.

(g)

A contractual provision conferring or imposing a remedy, an obligation or penalty consequent upon default or breach may not be fully enforceable if it were construed by a Luxembourg court as constituting an excessive pecuniary remedy.

(h)

Limitation of liability clauses will not be enforceable in case of willful default or gross negligence, or where the obligation that has been improperly performed was the central obligation (obligation essentielle) of the person protected by the limitation of liability clause.

(i)

Insofar as the laws of Luxembourg are concerned, provisions in the Transaction Documents relating to the transfer or assignment of rights and obligations may require the execution of further documentation in order to be fully effective, as well as to ensure the transfer of any security interests attaching to the rights or obligations to be transferred or assigned.

(j)

The enforcement of the Transaction Documents and the rights and obligations of the Parties will be subject to the general statutory principles of Luxembourg law; remedies such as specific performance, the issue of an injunction or the termination for breach of contract are discretionary. Notwithstanding any agreement purporting to confer the availability of any remedy, such remedy may not be available where damages instead of specific performance or specific performance instead of termination for breach of contract are considered by the court to be an adequate alternative remedy. The enforcement of rights and obligations in an action before the Luxembourg courts is subject to Luxembourg rules of civil and commercial procedure.

(k)

Provisions of the Transaction Documents providing for interest being payable in specified circumstances on due and payable interest may not be enforceable against a Luxembourg Obligor before a Luxembourg court even if they are valid under the respective governing law.

(l)	Claims may become barred under the statute of limitations or may be or become subject to defences of set-off or counterclaim.

(m)	We express no opinion on the validity or enforceability of waivers granted for future rights or claims.

(n)	Provisions according to which the Trustee is authorised to sue on behalf of a Luxembourg Obligor may not be enforceable.

(o)

Any power of attorney (including if granted by way of security) expressed to be irrevocable and granted by or on behalf of a Luxembourg Obligor may as a matter of Luxembourg law (which a court may also apply to powers granted by or on behalf of a Luxembourg Obligor under foreign law), be subject to revocation or termination by or on behalf of the grantor despite its being expressed to be irrevocable, which causes the withdrawal of all powers to act on behalf of the grantor of the power of attorney.

(p)

The right of a Party to recover attorney’s fees or other fees relating to the exercise or defence of its rights may be subject to limitations or may not be enforceable in accordance with its terms before a Luxembourg court or in Luxembourg court or enforcement proceedings.

3.	TAXATION

In case of court proceedings in a Luxembourg court, or the presentation of the Transaction Documents to an autorité constituée in Luxembourg, such court or autorité constituée may require registration of the Transaction Documents or any agreements referred to therein, in which case such agreements and any agreement referred to therein will be subject to (depending on the nature of the agreements) ad valorem (such as for instance a registration duty of 0.24% calculated on the amounts mentioned in those agreements) or fixed (such as for instance a fixed duty of 12€ for a pledge) registration duties, such duties being payable by the Party being ordered to register them.

4.	CORPORATE MATTERS

(a)

The Constitutional Documents (as well as any other documents relating to the Luxembourg Obligors the publication of which is required by law) will only be enforceable against third parties after they have been published in the Mémorial C, except where such third parties have knowledge thereof, whereas however third parties may rely thereon prior to such publication. For the 15 days following the publication, such documents would not be enforceable against third parties who prove that it was impossible for them to have knowledge thereof.

(b)

Any provision in any of the Transaction Documents which constitutes, or purports to constitute, a restriction on the choice of auditor of a Luxembourg Obligor by its shareholders or members may contravene the requirements of Directive 2006/43/EC and Regulation 537/2014 and may therefore become null and void.

5.	GOVERNING LAW

(a)	The Luxembourg courts would not apply a chosen foreign law if:

(i)	the choice was not made bona fide, and/or

(ii)	the foreign law was not pleaded and proved, and/or

(iii)	if pleaded and proved, such foreign law would be contrary to the mandatory rules of Luxembourg law or manifestly incompatible with Luxembourg public policy or public order.

(b)	A Luxembourg court may refuse to apply the chosen governing law in the following cases:

(i)

where all other elements relevant to the situation at the time that the Transaction Documents were entered into are located in a country other than the country of the chosen governing law, to the extent the Parties’ choice of governing law affects the application of the provisions of the law of that other country which cannot be derogated from by agreement, which the court may then apply;

(ii)

where all other elements relevant to the situation at the time that the Transaction Documents were entered into are located in one or more Member States of the European Union and where the chosen law is not the one of a Member State, it may apply the provisions of EU law, where appropriate as implemented in Luxembourg, which cannot be derogated from by agreement;

(iii)

if the overriding mandatory provisions (lois de police) of the law of the country where the obligations arising out of the Transaction Documents have to be or have been performed, render the performance of the Transaction Documents unlawful in such country, in which case it may apply such overriding mandatory provisions taking into account (in deciding such application) the nature and object of such laws, as well as the consequences of its application or non-application;

(iv)	regarding the means of enforcement and measures to be taken by a creditor in case of a default in performance, it may apply the law of the country in which performance is taking place; or

(v)

if a Party is subject to insolvency proceedings, in which case it would apply the insolvency laws of the jurisdiction in which such insolvency proceedings have been regularly opened to the effects of such insolvency except to the extent any exceptions are established by Regulation 1346/2000.

(c)

We express no opinion on any choice of law provisions in the Transaction Documents relating to contractual obligations that do not fall within the scope of the Rome I Regulation and to non-contractual obligations that do not fall within the scope of the Rome II Regulation.

(d)

The determination of the governing law and the recognition of trusts by Luxembourg courts (whether or not one or more elements of the trust relationship or trust assets are located in Luxembourg) will be made in accordance with the Convention dated 1 July 1985 on the law applicable to trusts and their recognition (ratified by a law dated 27 July 2003 on trusts and fiduciary contracts) (the “Hague Trusts Convention”), to the extent the relevant trust comes within the scope thereof. The law chosen by the parties will in principle be recognised as governing law, and the effects of the trust (in particular the segregation of trust assets) will be recognised in accordance with the Hague Trusts Convention, subject to the exceptions established therein, including the non-recognition of the chosen governing law if the situation has a closer link with another jurisdiction which does not recognise trusts, the application of mandatory laws of Luxembourg and other jurisdictions in the matters referred to in Article 15 of the Hague Trusts Convention and the general exception of public order. In relation to the provision of any Transaction Document providing that a Luxembourg Obligor shall hold on trust certain assets received, the non-recognition of the trust under Luxembourg law would cause the purported beneficiaries to only have an unsecured claim against the relevant Luxembourg Obligor, which claim will rank pari passu with the claims of other unsecured creditors of the relevant Luxembourg Obligor.

6.	JURISDICTION

(a)	A Luxembourg court may stay proceedings if concurrent proceedings are being brought elsewhere.

(b)

Designation of jurisdiction of courts in the interest of one Party or one group of Parties only will not prevent those Parties from bringing actions in any other court of competent jurisdiction or concurrently in more than one jurisdiction.

(c)

The president of a competent court in Luxembourg, in any matter in which the plaintiff seeks provisional measures in summary proceedings (référé) or a permission to levy a prejudgment attachment (autorisation de saisie-arrêt conservatoire), may assume jurisdiction, on the basis of the general provisions of Luxembourg law (as applicable pursuant to Regulation 1215/2012), in connection with assets located in Luxembourg notwithstanding the aforementioned submission to the jurisdiction of the courts of other countries, and such action would be governed by Luxembourg law.

(d)	Jurisdiction clauses would not be enforceable in or binding on a Luxembourg court in relation to actions brought for non-contractual claims.

7.	OTHER MATTERS

(a)

A contractual provision allowing the service of process against the Luxembourg Obligors or any other third party appointed to such effect could be overridden by Luxembourg statutory provisions allowing the valid service of process against the Luxembourg Obligors in accordance with applicable laws at their registered office. A provision allowing any other party to appoint a replacement process agent instead of the Luxembourg Obligors would most likely not be enforceable in or the effects thereof recognised by a Luxembourg court.

(b)	We express no opinion on any notification obligation to the Banque Centrale de Luxembourg for statistical purposes which may arise from any payments under the Transaction Documents.

(c)

The admissibility as evidence of the Transaction Documents before a Luxembourg court or public authority to which the Transaction Documents are produced will require that the Transaction Documents be accompanied by a complete or partial translation into French or German and a Luxembourg court may always require that the parties produce the original of a Transaction Document on the basis of which a claim is made.

(d)	A discretion established in favour of one Party by any of the Transaction Documents will have to be exercised in a reasonable manner.

(e)

With respect to provisions under which determination of circumstances or certification by any Party is stated or implied to be conclusive and binding upon each of the Luxembourg Obligors, a Luxembourg court would be authorised to examine whether such determination occurred in good faith and may nevertheless request a Party to provide further evidence.

(f)

All rights and obligations arising under the Transaction Documents involving (i) the government of any country which is currently the subject of United Nations, the European Union or any other applicable sanctions (an “Affected Country”), (ii) any person or body resident in, incorporated in or constituted under the laws of any Affected Country, (iii) any person or body controlled by any of the foregoing, (iv) any person or body exercising public functions in any Affected Country or (v) any person or body being itself subject of United Nations, the European Union or any other applicable sanctions may be subject to restrictions pursuant to such sanctions as implemented in Luxembourg law or applicable or applied in Luxembourg.

(g)	A severability clause may be ineffective if a Luxembourg court considers that the illegal, invalid or unenforceable clause was a substantive or material clause.

*           *

*